Exhibit 10.1

Resolution of Board of Directors, June 7, 2013, establishing compensation for non-management directors

Proposed Piedmont Director Compensation Structure

Pay Component	Amount

Annual Board Retainer	$60,000*

Board Meeting Fee	$1,500* per meeting

Committee Meeting Fee	$1,500* per meeting

Annual Independent Lead Director Retainer	$17,500*

Annual Committee Chair Retainers	Audit: $15,000* Compensation: $9,375* Directors & Corporate Governance: $9,375* Benefits: $5,000* Finance: $5,000*

Annual Equity Grant	$75,000

Initial Election Equity Grant (one-time grant for directors elected subsequent to August 20, 2003)	$15,500

*	Inclusive of the 25% stock match assuming the Director takes all of his or her retainers and attendance fees in the Company’s Dividend Reinvestment and Stock Purchase Plan.

THEREFORE, LET IT BE RESOLVED, that the Board member compensation structure set forth above is approved and will be effective November 1, 2013.